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                                                                    Exhibit 99.1

                     [AMERICA SERVICE GROUP INC. LETTERHEAD]


CONTACT: MICHAEL CATALANO                    S. WALKER CHOPPIN
         CHAIRMAN, PRESIDENT AND             SENIOR VICE PRESIDENT AND
            CHIEF EXECUTIVE OFFICER            CHIEF FINANCIAL OFFICER
         (615) 376-1319                      (615) 376-1346


                         AMERICA SERVICE GROUP ANNOUNCES
                        AMENDMENT TO ITS CREDIT AGREEMENT


NASHVILLE, Tennessee (August 27, 2001) - America Service Group Inc. (NASDAQ:ASGR) announced today that it has completed an amendment to its senior credit agreement.

         As a result of special charges discussed in its second quarter press release, the Company had obtained a waiver of certain financial covenants contained in the senior credit agreement. As anticipated in its recent Form 10-Q filing, the Company today has filed a Form 8-K and reissued its second quarter financial statements to reflect the permanent nature of the amendment and the classification of $55 million of its bank debt as long-term debt.

         America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs for approximately 340,000 inmates. The Company employs over 7,000 medical, professional and administrative staff nationwide.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.


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